Pricing Term Sheet	Filed Pursuant to Rule 433
October 26, 2020	Registration Statement No. 333-226337

Pricing Term Sheet

SLM Corporation

$500,000,000 4.200% Notes due 2025

Issuer:	SLM Corporation

Aggregate Principal Amount:	$500,000,000

Maturity Date:	October 29, 2025

Title of Securities:	4.200% Notes due 2025

Coupon (Interest Rate):	4.200%

Price to Public (Issue Price):	100.000% of principal amount

Yield to Maturity:	4.200%

Spread to Benchmark Treasury:	+ 385.2 basis points

Benchmark Treasury:	0.250% UST due September 30, 2025

Benchmark Treasury Yield:	0.348%

Interest Payment Dates:	April 29 and October 29, commencing April 29, 2021

Day Count Convention:	30/360

Optional Redemption:

Make-whole call at Treasury Rate + 50 basis points prior to September 29, 2025, plus accrued and unpaid interest

On and after September 29, 2025, at 100% of the principal amount redeemed, plus accrued and unpaid interest

Trade Date:	October 26, 2020

Settlement Date:	October 29, 2020 (T+3)

CUSIP / ISIN:	78442PGD2 / US78442PGD24

Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC and RBC Capital Markets, LLC

Co-Managers:	Barclays Capital Inc. and Goldman Sachs & Co. LLC

Format:	SEC Registered

Anticipated Ratings:	Moody’s: Ba1 (stable); S&P: BB+ (negative outlook); Fitch: BB+ (negative outlook)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

SLM Corporation (the “Company”) has filed a registration statement (including a base prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying base prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and preliminary prospectus supplement if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533 or by calling RBC Capital Markets, LLC at 1-866-375-6829.

This pricing term sheet supplements, and should be read in conjunction with, the Company’s preliminary prospectus supplement dated October 26, 2020 and accompanying prospectus dated July 25, 2018 and the documents incorporated by reference therein.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.